EXHIBIT 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on June 30, 2014 by and among Leidos Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Roger A. Krone (“Executive”).

WHEREAS, the Company wishes to engage Executive as its Chief Executive Officer, effective as of July 14, 2014 (the “Effective Date”);

WHEREAS, Executive wishes to join the Company as its Chief Executive Officer;

WHEREAS, this Agreement sets forth the terms of Executive’s employment relationship with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as Chief Executive Officer of the Company. In addition, (i) as of the Effective Date, the Board of Directors of the

Company (the “Board”) shall appoint Executive as a member thereof and (ii) thereafter during the Employment Period continuously nominate Executive for reelection to the Board subject to approval of the Company’s shareholders. During the Employment Period, Executive shall have the duties, responsibilities and authority customarily associated with the position of Chief Executive Officer and will have such other duties and authority consistent with such office as will be determined from time to time by the Board.

(b) During the Employment Period, Executive shall devote substantially all of his efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; provided, however, that the foregoing shall not preclude Executive from devoting a reasonable amount of time to (i) civic, charitable, religious or other not-for-profit activities, (ii) with the approval of the Board, serving as a director of other for profit entities, and (iii) subject to Section 7, managing passive private investments, so long as such activities do not conflict with or materially interfere with Executive’s responsibilities to the Company or the terms of this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be at the rate of $950,000 per annum. Commencing in March 2015 and annually thereafter, the Board shall review and may increase (but not decrease) such base salary (as it may be increased from time to time, the “Base Salary”). The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

(b) Bonus. Executive shall be eligible for an annual bonus (a “Bonus”) based on achievement of organizational and individual performance targets established by the compensation committee of the Board in consultation with Executive (provided that Executive acknowledges that the organizational targets for the fiscal year in which this Agreement is entered into already have been established). The Bonus at target level of achievement for a fiscal year shall be $1,200,000 (the “Target Bonus”) (but, for the avoidance of doubt, the actual Bonus may be higher or lower); provided that the Bonus for the fiscal year in which the Effective Date occurs shall be prorated based on the portion of such fiscal year Executive is employed hereunder, but shall be no less than the Target Bonus multiplied by a fraction, the numerator of which is the number of days Executive is employed hereunder during such fiscal year and the denominator of which is 365. Any earned Bonus shall be paid in the form of a cash lump sum. Except as provided in Section 4(b)(iv), payment of the earned Bonus shall be subject to Executive’s continued employment with the Company through the date the Bonus is paid, which shall be no later than the 15th day of the third month following the end of the fiscal year in which the fiscal year to which the Bonus relates ends. Executive acknowledges that the Company intends to structure the Bonus opportunity after the fiscal year in which the Effective Date occurs to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

(c) Sign-On Grants. Effective as of the Effective Date, Executive shall be granted (i) a cash bonus of $1.2 million (the “Sign-On Bonus”), payable within five (5) days following the Effective Date, and (ii) fully-vested common shares of the Company equal to the quotient of $1.8 million divided by the weighted average closing price of such common shares on the ten (10) trading days immediately preceding the date of this Agreement (the “Sign-On Shares”). The Sign-On Shares shall be registered on a Form S-8 prior to the Effective Date and otherwise freely transferable in accordance with applicable law. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or if Executive intentionally and materially violates his obligations under Section 5 or 7 hereof, in any case within the earlier of three years following the Effective Date and one (1) year following the Date of Termination, Executive shall promptly (x) repay the Sign-On Bonus multiplied by a fraction, (i) the numerator of which is 1,095 minus the number of days from the Effective Date to Date of Termination or date of violation, as the case may be, (the “Sign-On Bonus Repayment”) and (ii) the denominator of which is 1,095, and (y) deliver to the Company a number of common shares of the Company equal to the product of the Sign-On Shares and a fraction, (i) the numerator of which is 1,095 minus the number of days from the Effective Date to Date of Termination and (ii) the denominator of which is 1,095 (the “Repayment Shares”), or, at his option, Executive may instead pay the Company an amount of cash equal to the Repayment Shares multiplied by the closing price of the common shares on the business day immediately preceding the Date of Termination. Executive hereby consents to the Company withholding any amounts owed to him at the time of such termination of employment (other than any amounts that are nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A (“Section 409A”) or is a distribution from a qualified plan under Internal Revenue Code Section 401(a)) in an amount up to the sum of the Sign-On Bonus Repayment and the fair market value of the Repayment Shares (but, for the avoidance of doubt, if such withholdings are insufficient to satisfy Executive’s repayment obligations, Executive shall pay the balance in shares, cash or a combination thereof) if the repayment obligations of this Section 3(c) apply and other arrangements for repayment have not been made.

(d) New Equity Grants. Promptly following the Effective Date, Executive shall be granted equity awards (the “Initial Grant”) with an initial value (as determined pursuant to the Company standard procedures) equal to the product of $4 million and a fraction, the numerator of which is the number of days Executive is to be employed hereunder during such fiscal year and the denominator of which is 365. The Initial Grant shall consist 55% of performance-based restricted stock units, 27% of time-based restricted stock units, and 18% of nonqualified stock options. The award agreements for the Initial Grant are attached as Exhibits A-1 through A-3 and further subject to the applicable terms of this Agreement, which shall be deemed incorporated into such grants as if fully set forth therein. For fiscal years commencing on and after February 1, 2015, Executive shall be eligible to receive equity grants as determined by the compensation committee of the Board, with similar allocations between types of awards as other executive officers. Notwithstanding any contrary provision of any grant agreement for any awards described in the preceding sentence of this Section 3(d), if Executive either attains age 65 while employed by the Company or attains age 59-1/2 with the sum of age and years of service equal to at least 70 while employed by the Company, he shall continue to vest in such equity awards (and be able to exercise any vested stock options and stock appreciation rights for their maximum permissible terms) following his retirement (but not, for the avoidance of doubt, if he is terminated for Cause or after he intentionally and materially violates his obligations under Section 5 or 7 hereof).

(e) Benefits. During the Employment Period, Executive shall be eligible to participate in all of the Company’s employee benefit programs for which executive officers of the Company are generally eligible on a basis no less favorable to him than provided any other similarly-situated executive officer.

(f) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, the Company shall pay Executive $50,000 in connection with legal fees incurred by him in connection with the negotiation and drafting of this Agreement and related matters.

4. Termination.

(a) The Employment Period (and Executive’s employment hereunder) shall continue until terminated (i) by Executive’s resignation without Good Reason, (ii) due to Executive’s death or upon written notice from the Company because of Executive’s Disability given while the Executive is Disabled, (iii) by Executive’s resignation for Good Reason, (iv) by the Company by terminating Executive’s employment hereunder without Cause or (v) by the Company by terminating Executive’s employment with Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company or the Executive shall be effective as specified in a written notice from the terminating party (“Notice of Termination”).

(b) If Executive’s employment is terminated for any reason, he (or, as applicable, his estate) shall be entitled to payment of the following: (i) any accrued but unpaid Base Salary, payable in accordance with the Company’s standard payroll procedures; (ii) accrued but unused vacation in accordance with Company policy: (iii) business expenses that have been incurred but have not yet been reimbursed pursuant to Section 3(f); (iv) unless Executive’s employment was terminated by the Company for Cause, any unpaid Annual Bonus for the fiscal year preceding the year in which the Date of Termination occurs, payable when annual bonuses for such fiscal year are paid to the Company’s executive officers; (v) a Pro Rata Bonus unless his employment was terminated by the Company for Cause or by Executive without Good Reason, payable when annual bonuses for such fiscal year are paid to the Company’s executive officers, and (vi) any vested benefits under the terms of the Company’s employee benefit plans, payable as specified in such plans (collectively, the “Accrued Obligations”)

(c) If Executive’s employment is terminated without Cause by the Company or Executive terminates his employment for Good Reason, and (except for the Accrued Obligations), Executive shall be entitled to the following (without duplication); provided that any amounts due hereunder (other than pursuant to subclause (i)) shall cease if the Executive intentionally and materially violates the provisions of Section 5 or 7 below:

(i) The Accrued Obligations;

(ii) Payment in a cash lump sum of the product of (A) two (2), (B) the sum of (x) the Base Salary and (y) the Target Bonus, and (C) a fraction, the numerator of which is twenty-four (24) minus the number of complete months from the Effective Date through the Date of Termination and the denominator of which is twenty-four (24) (provided, that in no event shall the numerator in subclause (C) be less than twelve (12)), payable within five (5) Business Days following the Release becoming irrevocable (the period with respect to which payment is made hereunder is the “Severance Period”); provided that, (A) if such termination is within three (3) months prior to a Change in Control that is also within the requirements of Treas. Reg. Section 409A-3(i)(5), the

Executive shall receive an additional amount within five (5) Business Days following the Change in Control equal to the difference between two and one half times the sum of (x) the Base Salary Amount and (y) the Target Bonus and the amount received under the above formula; and (B) if the termination is upon or within twenty-four months after a Change in Control, the amount payable upon the termination shall be two and one half (2 1⁄2) times the sum of (x) the Base Salary Amount and (y) the Target Bonus.

(iii) Payment in a cash lump sum, at the same time the payment or payments in subclause (ii) is made, of the product of (i) twelve (12) times the monthly “COBRA” premiums in effect as of the Date of Termination for the health, dental and vision coverage in effect for Executive and his dependents at such time and (ii) the multiple utilized in (c)(ii) above;

(iv) Outplacement services made available by the Company for the shorter of twelve (12) months or until Executive accepts another position;

(v) In the event such termination is not upon or within twenty-four (24) months following a Change in Control (a “Change in Control Termination”), (A) release of any obligation of Executive to repay any portion of the Sign on Bonus or the Sign-On Shares, (B) full vesting and immediate payout of the portion of the Initial Award that vests solely on the passage of time, and continued ability to vest in the portion of the Initial Award that vests all or in part on the basis of performance goal achievement, based on actual goal achievement following the end of the applicable performance period (or any specified treatment with regard to performance goals in the applicable plan or grant upon a Change in Control occurring after such termination and prior to payment of the grant) and payable at the same time as to executive officers generally (other than being subject to any delays on officers as specified employees under Section 409A not applicable to Executive) (and, for the avoidance of doubt, this subparagraph (v)(B) shall apply notwithstanding any contrary provision of any grant agreement or plan document), and (C) with respect to any other equity award, such treatment as provided in the applicable grant agreement;

(vi) In the event such termination is a Change in Control Termination, (A) release of any obligation of Executive to repay any portion of the Sign on Bonus or Sign-On Shares, (B) full vesting of the portion of the Initial Award that vests solely on the passage of time and immediate payout and vesting at target performance for the portion of the Initial Award based all or in part on the achievement of performance goals (and, for the avoidance of doubt, this subparagraph (vi)(B) shall apply notwithstanding any contrary provision of any grant agreement or plan document), and (C) with respect to any other equity award, such treatment as provided in the applicable grant agreement.

(vii) In the event that the termination is upon or within twenty-four (24) months following a Change in Control, an additional amount at the same time as the amount under (iii) above is paid equal to 30 times the monthly Company cost of providing the life insurance and disability benefits to Executive then being received by Executive or, if higher, was being received by Executive within 180 days prior to the Change in Control.

Executive shall not be entitled to any other salary, compensation or employee benefits after termination of the Employment Period, except as otherwise expressly required by applicable law or in the Severance Protection Agreement. The payments and benefits to be provided pursuant to Subsections 4(c)(ii) through (vii) are subject to Executive executing a release of claims substantially in the form attached hereto as Exhibit B (a “Release”) within 21 days following the Date of Termination and Executive not revoking such Release. Notwithstanding anything in this Section 4(b) to the contrary, in the event that that the period following the date of termination during which a release must be executed and not revoked begins in one calendar year and ends in the subsequent calendar year, then any amount payable pursuant to this Section 4(b) that could otherwise be payable in either the calendar year in which the date of termination occurs or the immediately subsequent calendar year, will in all events be paid in such immediately subsequent calendar year, subject to Executive’s timely execution (without revocation) of such release.

(d) If the Employment Period is terminated by the Company for Cause or by Executive without Good Reason, or due to Executive’s death or Disability, Executive (or, as applicable, his estate) shall only be entitled to the Accrued Obligations, and any equity awards shall be treated as specified in the applicable grant agreement (provided that any obligation of Executive to repay any portion of the Sign-On Bonus or Sign-On Shares shall terminate if Executive’s employment terminates due to his death or Disability). Except as otherwise set forth herein, Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(e) Notwithstanding anything above to the contrary, the foregoing shall not affect Executive’s right to indemnification by the Company or his right to directors’ and officers’ liability insurance in accordance with Section 26 of this Agreement.

(f) Executive shall have no obligations to mitigate the amounts due hereunder upon a termination and no amounts due hereunder shall be offset by any other amounts earned by the Executive.

5. Confidential Information. Executive acknowledges that the Confidential Information (as defined herein) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or its Subsidiaries are the exclusive property of the Company or such Subsidiary. Executive shall treat and hold as confidential any proprietary or confidential information concerning the business and affairs of the Company and its Subsidiaries that is not already generally available to the public or known within the relevant trade or industry (the “Confidential Information”, which shall include, without limitation, information concerning the Company’s marketing and business methods, procedures and strategies, fees, rates, clients, mailing lists, trade secrets, plans for the development of new services, and plans for the expansion into new areas or markets, financial records, data, results of operations and billings) and shall refrain, other than in the ordinary course of the Company’s or its Subsidiaries’ business, from using or disclosing any of the Confidential Information to third parties unrelated to the Company or its Subsidiaries. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined in Section 6 hereof) or other Confidential Information relating to the business of the Company or its Subsidiaries which he may then possess or have under his control. Nothing herein, however, shall prohibit Executive from retaining (i) papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, models and Rolodexes and address books (including those that comingle personal and business contact information), personal files and phone books, or (ii) information showing his compensation or relating to reimbursement of expenses and (iii) information that he reasonably believes may be needed for tax purposes or (iv) copies of plans, programs or agreements relating to his employment or termination thereof. In addition, during the Employment Period, Executive acknowledges that the Company may receive from third parties their confidential or proprietary information and if Employee knows or reasonably should have known that the Company was required to keep such information confidential by such third party, Executive agrees to treat such information as “Confidential Information” hereunder. During the Employment Period and thereafter, and without in any way limiting the provisions of this Section 5, Executive agrees to hold all Confidential Information in the strictest confidence and not to disclose it to any unauthorized person or to use it except in both cases in the ordinary course of business in carrying out in good faith Executive’s duties for and responsibilities to the Company or its Subsidiaries and Affiliates, unless expressly authorized by the Company in writing. Notwithstanding anything elsewhere to the contrary, Confidential Information (or any other confidential or proprietary information) shall not include information which becomes generally known to and available for use by the public or known within the relevant trade or industry other than as a result of Executive’s violation of this Section 5. Notwithstanding anything elsewhere to the contrary, any non-disclosure provision in this Agreement does not prohibit or restrict Executive from responding to any inquiry by the Securities and Exchange Commission or any other self-regulatory organization or governmental entity (“Regulatory Entities”) and the provisions of this Section 5 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving any agreement between or among Executive, the Company and/or its Subsidiaries, or (iii) in connection with any assistance Executive provides pursuant to Section 14. Except in connection with any request by a Regulatory Entity, Executive agrees that in the event he is requested by subpoena, court order, search order or other legal process to disclose Confidential Information, unless otherwise prohibited by law or regulation, Executive shall promptly as reasonably practicable notify the Company of such request and agrees not to disclose any Confidential Information unless and until the Company has expressly authorized him to do so in writing or the Company has had a reasonable opportunity under the circumstances to object to such request or to litigate the matter (of which the Company agrees to keep Executive informed) and has failed to do so, provided that Executive may disclose such Confidential Information if advised by his legal counsel that he would be in contempt of court not to do so.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) (“Works”) which relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services (provided such anticipated business, research or development or such future products or services are under active development at the time Executive is creating any Work covered herein) and which are conceived, developed or made by Executive while employed by the Company or its Subsidiaries or their respective predecessors (“Work Product”) belong to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period), at the Company’s sole expense (including reimbursing Executive for any legal fees incurred by him to the extent he reasonably determines that legal assistance is necessary in connection with his obligations or rights under this Section 6), to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, assignments, consents, powers of authority, and other instruments).

7. Executive Covenants.

(a) Covenant not to Compete. For the duration of the Employment Period and, if Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or pursuant to a termination described in Section 4(c) that is not a Change in Control Termination, for twelve (12) months thereafter, Executive shall not, directly or indirectly, provide services to any Designated Company.

(b) Non-Solicitation. For the duration of the Employment Period and for twelve (12) months thereafter, other than in the course of performing his duties, Executive shall not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire, within ninety days of such person’s termination of employment with the Company or any of its Affiliates, any person who was an employee of the Company or any Subsidiary at any time while Executive is employed by the Company or (iii) personally induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way personally interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary. This Section 7(b) shall not apply to (i) general advertisements to hire employees not directed at individuals described herein or (ii) Executive serving as a reference for any such individual.

(c) Blue-Penciling/Remedies. Notwithstanding anything in this Section 7 to the contrary, if at any time a court holds that the restrictions stated in this Section 7 are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances by such court shall be substituted for the stated period, scope or area, and the court making the determination of unreasonableness or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties acknowledge and agree that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 7 and that, in such event, the Company and its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this Section 7 (including, if the court so determines, the extension of the covenants described herein by a period equal to the length of court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security or proving actual damages. The parties agree that the restrictions contained in this Section 7 are reasonable in all respects.

(d) Other Provision. No provision similar to those in Sections 5, 7 or 8 hereof shall apply to a plan, program or grant as such applies to Executive to the extent it would not be a violation of Section 5, 7 or 8, as applicable.

8. Mutual Nondisparagement. Each party (which, in the case of the Company, shall mean the Company by authorized statement or its executive officers and the members of the Board) agrees, during the Employment Period and following the Date of Termination for three (3) years, to refrain from Disparaging (as defined below) the other party and its Affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement or any other agreement between the Parties. The foregoing shall not be violated by normal type competitive statements made more than one (1) year following the Date of Termination or by truthful statements rebutting statements about a party made by others. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

9. Executive’s Representations. As of the Effective Date and the date hereof, Executive hereby represents and warrants to the Company that, to the best of his knowledge, (i) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, written agreement, written instrument or court order, judgment or decree to which Executive is a party or by which he is bound, (ii) except as otherwise disclosed to the Company, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. Executive hereby acknowledges and represents that he has consulted with any independent advisors he deems necessary regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Company and Company Representations. The Company represents and warrants that, to the best of its knowledge, (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11. Definitions. When used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Base Salary Amount” means the greater of (a) Base Salary and (b) the highest Base Salary rate at any time during the 180-day period prior to a Change in Control.

“Beneficial Owner” has the meaning as used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The terms “Beneficially Owned” and “Beneficial Ownership” each have a correlative meaning.

“Board” means the board of managers of the Company.

“Cause” for the termination of Executive’s employment with the Company will be deemed to exist if (a) Executive has been convicted for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability), (b) Executive willfully engages in illegal conduct or gross misconduct that is significantly injurious to the Company; however, no act or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or (c) failure to attempt in good faith to perform his duties (other than as a result of physical or mental incapacity) after the receipt of a notice from the Company detailing such failure and the failure to cure such failure within 30 days of such notice. For the avoidance of doubt, termination of Executive’s employment due to Disability is not a termination without Cause.

“Change in Control” means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the outstanding voting power; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its Subsidiaries; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b) Individuals who at the beginning of any two year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned twenty-five percent (25%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination; and (iii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

For purposes of clause (c), any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined shall be treated as two Persons after the Business Combination, who shall be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, prior to such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company without Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (iii) if Executive’s employment is terminated by Executive for Good Reason, at the time period specified in the Notice of Termination consistent with the procedural provisions in the definition of Good Reason, (iv) if Executive’s employment is terminated by Executive other than for Good Reason, the date specified in such notice, provided that such date is at least 30 days after the giving of such notice, and (v) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the date specified in the notice of termination for Disability, as applicable; provided that in each case termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code and the regulations promulgated thereunder.

“Designated Company” means one of the twelve (12) companies (or segments thereof) on Exhibit C hereto (and any Subsidiaries and successors thereof). The Company may at any time change the companies that are Designated Companies so long as there are no more than twelve (12), the Companies are competitors of the Company and Executive is notified of the change in writing at least ninety (90) days prior to termination of his employment with the Company.

“Disability” means that as a result of physical or mental illness or incapacity the Executive has been unable to perform his material duties for 180 days in any 365 day period.

“Good Reason” means the occurrence of any of the events or conditions described in clauses (a) through (f) hereof, without Executive’s prior written consent: (a)(i) any material adverse change in Executive’s authority, duties or responsibilities (including reporting responsibilities and lines), including the failure of Executive to continue to serve as Chief Executive Officer of a public company, in each case except in connection with the termination of Executive’s employment for Disability, Cause, as a result of Executive’s death or by Executive other than for Good Reason; (b) a material reduction in Executive’s Base Salary; (c) the imposition of a requirement that Executive be based (i) at any place outside a 50-mile radius from Executive’s principal place of employment immediately prior to the Change in Control or (ii) at any location other than the Company’s corporate headquarters, except, in each case, for reasonably required travel on Company business which is not materially greater in frequency or duration than prior to the Change in Control; (d) any material breach by the Company of any provision of this Agreement, including the failure of the Company to obtain an agreement, reasonably satisfactory to Executive from any Successor to assume and agree to perform this Agreement pursuant to Section 22. Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) Executive provides written notice to the Company identifying the applicable event or condition within 90 days of the occurrence of the event or the initial existence of the condition, (ii) the Company fails to remedy the event or condition within a period of 30 days following such notice, and (iii) Executive terminates his employment as a result of such failure to cure within 30 days after the end of the cure period.

“Person” means and includes an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

“Pro Rata Bonus” means the product of (a) the actual Bonus for fiscal year in which the Date of Termination occurs, as determined by the compensation committee of the Board based on actual performance for the year relative to the preestablished targets (but with any personal factor being at no less than one hundred percent (100%), (b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Date of Termination and the denominator of which is 365.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

12. Tax Issues. Notwithstanding anything contained in this Agreement (or any other agreement between Executive and the Company or its Subsidiaries) to the contrary, the Company and its Subsidiaries shall be entitled to deduct and withhold from any amounts distributable or due to Executive from the Company or any of its Subsidiaries, including from Executive’s wages, compensation, or benefits, as may be required by the Code, or under any state or local law relating to compensation. In addition, the parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be exempt from or shall be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Executive under Section 409A as a result of the payments and benefits so paid or provided to him, and this Agreement shall be interpreted accordingly. The parties agree to modify this Agreement, or the timing (but not the amount) of the payments hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Executive under this Agreement shall be subject to the provisions set forth below.

(a) The date of Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Executive’s Date of Termination for purposes of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 4 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b) In the case of any amounts that are payable to Executive under this Agreement in the form of installment payments, Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii).

(c) If Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to his under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

13. Golden Parachute Provisions.

(a) In the event Executive becomes entitled to receive payments and benefits hereunder or otherwise and such payments and benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to Executive hereunder, net of all federal income, excise and employment taxes imposed on Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to Executive would result in Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction to the Total Payments shall, to the extent permitted by Section 280G and Section 409A, be in the order specified by the Executive or, if not specified or can’t be specified, be made by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of equity awards in the manner that results in the largest amount being paid to Executive and then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax.

(b) For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount: (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments; or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); (iii) in the event that Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel, the fees and expenses of which shall be borne solely by the Company; and (iv) Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Change in Control of the Company occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the effective date of the Change in Control of the Company, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

14. Executive’s Cooperation. As reasonably requested by the Company and at times and on schedules and at locations that are reasonably consistent with Executive’s other business and personal activities and commitments and provided such cooperation is not adverse to Executive’s legal or economic interests, Executive agrees to reasonably cooperate with the Company and its Subsidiaries in any (dispute during the Employment Period or thereafter with one or more third parties, internal investigation or administrative, regulatory or judicial investigation or proceeding which relates to a matter that Executive has knowledge of as a result of his employment with the Company. In the event the Company requires Executive’s cooperation in accordance with this Section 14 after the Employment Period and during Executive’s lifetime, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals), upon submission of receipts. In addition, if Executive provides such assistance at a time with respect to which the Company is not making payments to

Executive under Section 4 herein, Executive shall receive reasonable compensation for assisting the Company but not for Executive’s time providing sworn testimony.

15. Fees and Expenses. The Company will reimburse Executive for all reasonable legal fees and expenses incurred (a) contesting or disputing any termination of employment, or (b) seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which Executive is or may be entitled to receive benefits, subject in each case to Executive materially prevailing in the applicable dispute.

16. Notices. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided written acknowledgement of receipt is obtained), (ii) two days after being sent by reputable overnight courier service or (iii) three days after being mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

[At the last address on file with the Company]

With a copy (which shall not constitute notice) to:

Michael S. Sirkin, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Notices to the Company:

Leidos Holdings, Inc.

1191 Freedom Drive

Reston, VA 20190Attn: Board of Directors and General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party in accordance with this paragraph.

17. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and in all events in a manner to give maximum effect to the intent of the parties hereunder.

19. Complete Agreement. This Agreement and those documents expressly referred to herein as in effect as of the date hereof and as executed by all the parties hereto embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof. For the avoidance of doubt, the provisions of Sections 3(d), 4(c)(v) (with respect to the Initial Grant only), 4(c)(vi) (with respect to the Initial Grant only), 7(d) and 25 relating to equity awards and the definitions of “Cause”, “Good Reason” and “Disability” herein, shall apply in lieu of any contrary provision of any applicable plan document or grant agreement (notwithstanding any other provision in such plan document or grant agreement, including without limitation section 14 of the grant agreements attached hereto as Exhibits A-1 through A-3).

20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

22. Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by Executive or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.

23. Choice of Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

24. Amendment and Waiver. The provisions of this Agreement may be amended or terminated only with the prior written consent of the Company (as approved by the Board) and Executive and as memorialized in a writing specifically referencing the provisions being so amended or terminated. Any waiver of any provision of this Agreement shall be effective only if in writing, specifically referencing the provision being waived and signed by the person against whom enforcement of the waiver is being sought (which in the case of the Company shall require approval of the Board), and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or Executive’s right to terminate it for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

25. Dispute Resolution. All disputes relating to this Agreement, including its enforceability, other than with respect to Sections 5 through 7 hereof, shall be resolved by final and binding arbitration before an arbitrator appointed by the Judicial Arbitration and Mediation Service (JAMS), with the arbitration to be held in Fairfax County, Virginia. Judgment upon the award may be entered in any court having jurisdiction thereof. The foregoing procedures shall also determine any reference to any term used herein that is utilized in any plan, program or grant.

26. Indemnification and Liability Insurance. The Company hereby agree to indemnify Executive and hold Executive harmless, to the maximum extent permitted by law, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (collectively, “Claims and Expenses”) resulting from Executive’s good faith performance of Executive’s duties and obligations as an officer or director of the Company, any Subsidiary or as a fiduciary of any benefit plan of any of the foregoing or in any other role any of them request Executive to serve; provided, that Executive shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from Executive’s fraud or willful misconduct. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors. The obligations under this Section 26 shall survive the termination of Executive’s employment with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Employment Agreement as of the date first written above.

LEIDOS HOLDINGS, INC.

By:	/s/ John P. Jumper
Name:	John P. Jumper
Title:	Chief Executive Officer

EXECUTIVE

/s/ Roger A. Krone
Roger A. Krone

Exhibit A-1

LEIDOS HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

BY ACCEPTING THE AWARD DESCRIBED IN THIS AGREEMENT, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, THE AWARD GRANT NOTICE AND IN THE PLAN.

This Performance Share Award Agreement (this “Agreement”), effective as of the Grant Date (as defined below), is between Leidos Holdings, Inc., Inc., a Delaware corporation (the “Company”), and Recipient (as defined below).

This Agreement sets forth the terms and conditions applicable to the award granted to Recipient pursuant to the Award Grant Notice (as defined below) representing a right to receive a number of shares of the Company’s Common Stock (the “Shares”) based on the extent, if any, to which the applicable Performance Goals (as defined below) have been achieved for the Performance Period (as defined below) (the “Performance Share Award”).

1. DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Company’s 2006 Equity Incentive Plan (as may be amended from time to time, the “Plan”).

“Award Goal Notices” means the notices delivered to Recipient setting forth the Performance Goals for each fiscal year during the Performance Period, which are hereby made a part hereof and incorporated by reference into this Agreement.

“Award Grant Notice” means the notice delivered to Recipient concurrently with this Agreement and which is hereby made a part hereof and incorporated by reference into this Agreement.

“Determination Date” means the date following the end of the Performance Period (and within two and one-half months following the end of the Performance Period) on which the Committee makes a final determination of whether and to what extent the Performance Goals set forth in the Award Goal Notices have been achieved for the entire Performance Period, as described in Section 3 hereof.

“Executive Officer” means an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Grant Date” means the effective date of the grant of the Performance Share Award as set forth in the Award Grant Notice.

“Ineligible Position” means a position of employment with the Company or an Affiliate that is not eligible to receive Performance Share Awards as determined by the Committee.

“Performance Goals” means the goals approved by the Committee for the Performance Period, or for each fiscal year during the Performance Period, to be set forth in the Award Goal Notices, which shall be used to determine whether, and to what extent, the Performance Share Award shall be earned and therefore Shares shall be issued to Recipient after the Determination Date pursuant to this Agreement.

“Performance Period” means the period of three fiscal years from fiscal year 20     through fiscal year 20    , inclusive, based on the Company’s audited annual financial statements.

“Permanent Disability” means the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Recipient” means the person granted a Performance Share Award as named in the Award Grant Notice who is affiliated with the Company or an Affiliate as an employee.

“Section 409A” means Section 409A of the Code together with the regulations promulgated thereunder.

“Target Shares” means the target number of Shares as set forth in the Award Grant Notice.

“Special Retirement” means: (i) retirement by the Recipient after reaching age 59 1⁄2 with at least ten (10) years of service with the Company or an Affiliate; (ii) retirement by the Recipient after reaching age 59 1⁄2 and Recipient’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) if the Recipient is an Executive Officer at the time of retirement, retirement after reaching age 65 by the Recipient, regardless of years of service with the Company. For Special Retirement purposes, years of service shall mean the period of service determined conclusively by the Committee.

2. PERFORMANCE SHARE AWARD SUBJECT TO TERMINATION. Except in the event of death, Permanent Disability or Special Retirement as set forth below, the Performance Share Award shall be terminated automatically without compensation and no Shares shall be issued to Recipient pursuant to this Agreement if, prior to the end of the Performance Period, Recipient’s employment with the Company or any Affiliate terminates, or if Recipient is an employee of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.

3. PERFORMANCE REQUIREMENTS.

a)

Performance Goals. Following the end of the Performance Period, the Committee shall determine whether and the extent to which each of the Performance Goals have been achieved for the entire Performance Period and shall determine the number of Shares, if any, issuable to Recipient with respect to the level of achievement of each individual Performance Goal; provided that with

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respect to any Performance Share Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have certified the achievement of the Performance Goals. The aggregate number of Shares potentially issuable to Recipient with respect to all Performance Goals shall be between 0% and 150% of the number of Target Shares. If applicable, the Committee’s determinations with respect to the achievement of Performance Goals shall be based on the Company’s financial results reported in its annual report on Form 10-K as filed with the SEC, subject to any adjustments made by the Committee in accordance with Section 3 (c) below.

b)	Committee Discretion to Reduce Performance Share Award. Notwithstanding satisfaction, achievement or completion of the Performance Goals set forth in the Award Goal Notices (or any adjustments thereto as provided below), the number of Shares issuable hereunder may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

c)	Adjustment of Performance Goals. To the extent it is intended that this Performance Share Award comply with the performance-based exception to Section 162(m) of the Code, the Committee shall make no adjustment to the Performance Goals set forth in the Award Goal Notices with respect to a “covered employee” within the meaning of Section 162(m) of the Code, including the performance targets or the method of calculating the actual performance achieved relative to the Performance Goals, except to exclude the impact of (i) changes in accounting standards or adoption of any new accounting standards in accordance with generally accepted accounting principles in the United States, (ii) changes in federal statutory corporate tax rates, and (iii) extraordinary or unusual gains or losses, events or circumstances over which the Company has no or limited control, including the occurrence of any disaster, act of God or any other force majeure event.

d)	Section 162(m). To the extent the Committee has determined that this Performance Share Award is intended to comply with the performance-based exception to Section 162(m) of the Code and the Recipient is a “covered employee” within the meaning of Section 162(m) of the Code, all actions taken hereunder (including without limitation any adjustments of Performance Goals or determination of whether a Fundamental Transaction has occurred) shall be made in a manner which would comply with Section 162(m) of the Code.

4. ISSUANCE OF SHARES.

a)	Shares. Shares shall be issued, if and to the extent earned based on the achievement of the Performance Goals as determined by the Committee, on (or as promptly as administratively practicable following) the Determination Date, and in no event later than ninety (90) days following the end of the Performance Period.

b)	Accrued Dividends. If the Company pays any cash dividends on its common stock, Recipient will be entitled to receive an amount in cash (less any required

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withholding for taxes) equal in value to the cash dividends that would have been paid on Shares earned and issued under this Agreement assuming that such Shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the Shares (“Accrued Dividends”). Such Accrued Dividends will be retained by the Company (without interest) and paid in cash when, and if, and to the extent that Shares are earned and issued based on the achievement of the Performance Goals. To the extent that Recipient has elected to defer receipt of the Shares in accordance with the terms of the applicable non-qualified deferral plan, payment of Accrued Dividends with respect to such Shares will be subject to the terms and conditions of such plan. The right to receive Dividend will cease and be forfeited upon the forfeiture and cancellation of this Performance Share Award.

c)	Taxes, Deferrals and Other Matters. As a condition to the issuance of Shares hereunder, Recipient must have satisfied his or her tax withholding obligations as specified in this Agreement and must have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the issuance or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may include a delay (but not later than the next December 31st after the end of the Performance Period) in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters. If eligible, Recipient shall be given the opportunity to elect to defer receipt of the Shares. Such deferral election shall be in accordance with the terms of the applicable non-qualified deferral plan of the Company or an Affiliate and the requirements of Section 409A and subject to such additional terms and conditions as are set by the Committee.

5. PARTIAL PAYMENT ON CERTAIN EVENTS.

a)	Disability, Special Retirement or Transfer to an Ineligible Position.

(i)

If Recipient ceases to be employed by the Company or an Affiliate as a result of Recipient’s Permanent Disability or Special Retirement and is not in an Ineligible Position at the time of such event, Recipient shall remain eligible to receive, on (or as promptly as administratively practicable following) the Determination Date, a prorated portion of the Shares that would otherwise be issuable to Recipient under the Performance Share Award in the absence of such employment termination based on the actual achievement of the Performance Goals for each fiscal year during the Performance Period in which Recipient remains so employed; provided that the prorated amount for the year in which such termination of employment occurs shall be determined based on the ratio of (x) the

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number of days elapsed from the beginning of the fiscal year to the employment termination date over (y) the number of days in the fiscal year (and not reflecting any shortening of the Performance Period as a result of a Fundamental Transaction as described below).

(ii)	If Recipient is transferred to an Ineligible Position and either (i) remains employed by the Company or an Affiliate through the end of the Performance Period or, if applicable, through the time of consummation of a Fundamental Transaction as set forth in Section 5(c) below, or (ii) ceases to be employed by the Company or an Affiliate at any time prior to the end of the Performance Period as a result of Recipient’s Permanent Disability or Special Retirement, Recipient shall remain eligible to receive, on (or as promptly as administratively practicable following) the Determination Date, a prorated portion of the Shares that would otherwise be issuable to Recipient under the Performance Share Award in the absence of such transfer to an Ineligible Position based on the actual achievement of the Performance Goals for each fiscal year during the Performance Period in which Recipient remained employed by the Company and not in an Ineligible Position; provided that the prorated amount for the year in which Recipient transfers to an Ineligible Position shall be determined based on the ratio of (x) the number of days elapsed from the beginning of the fiscal year to the date of transfer to an Ineligible Position over (y) the number of days in the fiscal year (and not reflecting any shortening of the Performance Period as a result of a Fundamental Transaction as described below).

(iii)	Notwithstanding the foregoing, Recipient shall not be entitled to any Shares under the Performance Share Award if Recipient: (i) fails to execute and deliver, no later than ninety (90) days following the end of the Performance Period, a general release of claims if requested by, and in a form satisfactory to, the Company or an Affiliate, (ii) violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate, or (iii) breaches his or her other contractual or legal obligations to the Company or an Affiliate, including the non-solicitation obligations set forth in Section 13 of this Agreement.

b)	Death. If Recipient’s employment with the Company and its Affiliates terminates due to the death of Recipient, then Recipient’s estate shall receive, promptly after the date of death, a prorated portion of the Shares that Recipient would have been issued pursuant to the Performance Share Award based on the formula set forth in subsection (c) below as if a Fundamental Transaction had occurred on such date of death.

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c)	Change in Control of Company. If a Fundamental Transaction (as defined in the Plan) occurs prior to the end of the Performance Period while Recipient is employed by the Company or an Affiliate or remains entitled to receive Shares pursuant to Section 5(a) above, the Performance Period shall be terminated and Recipient shall be entitled to receive, immediately prior to the consummation of such Fundamental Transaction, the following number of Shares (the “CIC Earned Shares”):

(i)	If the Fundamental Transaction occurs following completion of one or more fiscal years in the Performance Period, the number of Shares earned by Recipient for each such completed fiscal year based on the achievement of the applicable Performance Goals as determined by the Committee; plus

(ii)	If the Fundamental Transaction occurs prior to completion of any fiscal year in the Performance Period a number of Shares based on the achievement of the Performance Goals for such fiscal year at the time of consummation of the Fundamental Transaction as determined by the Committee and prorated to reflect the portion of the fiscal year that has elapsed through the date of consummation of the Fundamental Transaction (or, if Recipient earlier transfers to an Ineligible Position, through the date of such transfer).

Notwithstanding the foregoing, if the Company determines that this Performance Share Award is “deferred compensation” for purposes of Section 409A and is not eligible for any exemption from or exception to Section 409A, and that the Fundamental Transaction is not also a “change in ownership”, “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A, then the CIC Earned Shares (or a comparable amount of cash or acquiring company stock, depending on the consideration received by Company stockholders on such Fundamental Transaction) shall only be issued to Recipient on the date such Shares would have been issued pursuant to Section 4 if a Fundamental Transaction had not occurred), unless this Performance Share Award is terminated in a manner compliant with Section 409A.

6. TAX MATTERS.

a)	Tax Withholding. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the issuance of Shares or otherwise under this Agreement, the Company shall withhold a sufficient number of Shares to meet the withholding obligation based on the minimum rates required by law; provided, however, that the Company may, in its sole discretion, sell a sufficient number of Shares on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of Shares already owned by Recipient, withhold amounts from Recipient’s compensation, or any combination of the foregoing or other actions as may be necessary or appropriate to satisfy any such tax withholding obligations.

b)	Section 409A.

(i) This Performance Share Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible, and for the Determination Date (and issuance of Shares hereunder) to be within 2 and  1⁄2 months following the end of the Performance Period.

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(ii) To the extent Section 409A is applicable to this Performance Share Award, this Performance Share Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.

(iii) With respect to any Recipient who is eligible for Special Retirement, this Performance Share Award is intended to be paid on fixed payment dates under Sections 4(a) and 5 of this Agreement and such payments may not be accelerated except as set forth in Section 5(b) hereof or otherwise to the extent permitted under Section 409A.

(iv) Without limiting the generality of the foregoing, if Recipient is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of Recipient’s termination of service at a time when this Performance Share Award pursuant its terms would be settled, then to the extent required in order to comply with Section 409A, shares of Common Stock that would be issued under this Performance Share Award (or any other amount due hereunder) at such termination of service shall not be issued before the first business day following the earlier of (x) the date that is six months following Recipient’s termination of employment and (y) the date of Recipient’s death.

(v) For purposes of this Agreement, the terms “terminate,” “terminated”, “termination” and “ceases to employed” and similar terms mean a termination of the Recipient’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A.

7. RIGHTS, RESTRICTIONS AND LIMITATIONS. Any Shares issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued following the Determination Date. The Performance Share Award and rights under this Agreement may be not transferred by Recipient.

8. RESTRICTIONS UNDER SECURITIES LAW. The Performance Share Award and Shares potentially issuable pursuant this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9. EMPLOYMENT AT WILL.

a)

Recipient’s employment or affiliation with the Company or an Affiliate is not for any specified term and may be terminated by Recipient or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of

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this Agreement or Plan; or (iv) deprive the Company of the right to terminate Recipient at will and without regard to any future vesting opportunity that Recipient may have.

b)	Recipient acknowledges and agrees that the right to receive Shares pursuant to this Agreement is earned, among other requirements, only by continuing as an employee at the will of the Company (not through the act of being hired, being granted the Performance Share Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as an employee to the Company or an Affiliate, or the termination of Affiliate status of Recipient’s employer and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to receive Shares under this Agreement. Recipient further acknowledges that if the Performance Goals are not met, it is possible that no Shares will be issued hereunder.

10. INCORPORATION OF PLAN. The Performance Share Award is granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

11. RECOUPMENT OF AWARDS. The Human Resources and Compensation Committee of the Company’s Board of Directors adopted a recoupment policy on June 18, 2009 (the “Policy”), that may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the compensation was originally based. The Policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of the Company’s financial results. Recipient acknowledges and agrees that the Policy applies to the Performance Share Award and that any payments or issuances of Shares are subject to recoupment pursuant to the Policy, including any amendments to the Policy and any recoupment obligations imposed by applicable law or regulation. This Agreement shall be deemed to include the restrictions imposed by the Policy.

12. COPIES OF PLAN AND OTHER MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company. Recipient acknowledges that a copy of the Policy referenced in Section 11 is available on the Company’s intranet, and is also available upon written or telephonic request to the Company.

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13. NON-SOLICITATION.

a)	Solicitation of Employees. Recipient agrees that, both while employed by the Company or an Affiliate and for one year afterward, Recipient will not solicit or attempt to solicit any employee of the Company or an Affiliate to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or an Affiliate. The foregoing obligations apply to both the Recipient’s direct and indirect actions, and apply to actions intended to benefit Recipient or any other person, business or entity.

b)	Solicitation of Customers. Recipient agrees that, for one year after termination of employment with the Company or an Affiliate, Recipient will not participate in any solicitation of any customer or prospective customer of the Company or an Affiliate concerning any business that:

(i)	involves the same programs or projects for that customer in which Recipient was personally and substantially involved during the 12 months prior to termination of employment; or

(ii)	has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by the Company or an Affiliate in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or an Affiliate to that customer or potential customer, in which Recipient was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or an Affiliate provides (or may reasonably provide) goods or services.

c)	Remedies. Recipient acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 13 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company or an Affiliate will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

14. MISCELLANEOUS. This Agreement (together with the Award Grant Notice) contains the entire agreement of the parties with respect to its subject matter, provided, however, that if Recipient and the Company are parties to an existing written agreement addressing the subject matter of Section 13, such agreement shall control with respect to such subject matter until the termination thereof, at which time Section 13 shall control. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient. The parties hereby agree that should any portion of this Agreement be judicially held to be invalid, unenforceable, or void, such portion shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as is then in effect.

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15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

16. ACKNOWLEDGMENT. Recipient acknowledges that the Performance Share Award constitutes full and adequate consideration for Recipient’s obligations under this Agreement, the acceptance of the Performance Share Award constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the Performance Share Award, you agree to all of the terms and conditions set forth herein and in the Plan.

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Exhibit A-2

LEIDOS HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

BY ACCEPTING THIS AWARD, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND IN THE PLAN.

Leidos Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the participant named in the Grant Summary (as defined below) (“Recipient”), who is affiliated with the Company or an Affiliate as an employee, director or consultant, restricted stock units (“RSUs”) representing the right to receive one share of its Common Stock, $0.0001 par value per share (“Common Stock”) for each RSU. Certain specific details of this award, including the number of RSUs and the Grant Date, may be found in the Grant Summary and are hereby incorporated by reference into this Agreement. The terms and conditions of the grant of RSUs (this “Award”) are set forth in this Agreement and in the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

1. DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Plan.

“Affiliate” shall mean a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

“Committee” shall have the meaning as defined in the Plan.

“Executive Officer” shall mean an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Grant Date” shall mean the date of the award of the RSUs as set forth in the Grant Summary.

“Grant Summary” shall mean the summary of this award as reflected in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

“Permanent Disability” shall mean the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or, to the extent compliant with Section 409A, upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Special Retirement” shall mean: (i) retirement by the Recipient after reaching age 59 1⁄2 with at least ten (10) years of service with the Company or an Affiliate; or (ii) retirement by the Recipient after reaching age 59 1⁄2 and Recipient’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) if Recipient is an Executive Officer at the time of retirement, retirement after reaching the applicable mandatory retirement age, regardless of years of service with the Company or (iv) if the Recipient is a director of the Company, retirement either (A) after reaching the applicable mandatory retirement age at retirement or (B) at the end of a term of office if Recipient is not nominated for a successive term of office on account of the fact that Recipient would have reached the applicable mandatory retirement age during such successive term of office, regardless of years of service with the Company. For Special Retirement purposes, years of service shall mean the period of service determined conclusively by the Committee.

2. RIGHTS OF THE RECIPIENT WITH RESPECT TO THE RSUs.

a) No Stockholder Rights. The RSUs granted pursuant to this Award do not and shall not entitle Recipient to any rights of a stockholder. The rights of Recipient with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 3, 4 or 5.

b) Accrued Dividends. If the Company pays any cash dividends on its common stock, Recipient will be entitled to receive an amount in cash (less any required withholding for taxes) equal to the value of such cash dividends that would have been paid on Shares earned and vested under this Agreement if such Shares had been outstanding as of the record date for such dividends declared on or after the Grant Date and prior to the issuance date of the Shares (“Accrued Dividends”). Such Accrued Dividends will be retained by the Company (without interest) and paid in cash when, and if, and to the extent that Shares are earned and vested. To the extent that Recipient has elected to defer receipt of the Shares in accordance with the terms of the applicable non-qualified deferral plan, payment of Accrued Dividends with respect to such Shares will be subject to the terms and conditions of such plan. The right to Accrued Dividends will cease and be forfeited upon the forfeiture and cancellation of this Restricted Stock Unit Award.

c) Conversion of RSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Recipient prior to the date on which the RSUs vest in accordance with Section 3, 4 or 5. On the date that any RSUs vest pursuant to Section 3, 4 or 5 (or as promptly as administratively practicable thereafter), the Company shall cause to be issued in book-entry form, registered in Recipient’s name or in the name of Recipient’s legal representatives, beneficiaries or heirs, as the case may be, the underlying shares in payment of such vested whole RSUs (excluding Accrued Dividends), unless such payment is deferred in accordance with the terms and conditions of the Company’s non-qualified compensation deferral plans.

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3. VESTING SCHEDULE; RSUs SUBJECT TO FORFEITURE.

a) Subject to the terms and conditions of this Award, the RSUs shall vest in accordance with the following vesting schedule:

1) On the first-year anniversary of the Grant Date, 25% of the RSUs shall vest.

2) On the second-year anniversary of the Grant Date, an additional 25% of the RSUs shall vest.

3) On the third-year anniversary of the Grant Date, an additional 25% of the RSUs shall vest.

4) On the fourth-year anniversary of the Grant Date, the remaining 25% of the RSUs shall vest.

If the application of the foregoing vesting schedule results in a fraction of a RSU being vested, such fractional RSU shall be deemed not to be vested and shall continue to be subject to forfeiture, as described below. Notwithstanding the foregoing, Accrued Dividends credited to Recipient shall vest on the same vesting schedule as the RSUs to which such Accrued Dividend relate. Recipient shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate, any of the RSUs, or any interest or right therein.

c) Except in the event of death, Permanent Disability or Special Retirement or as set forth below, any unvested RSUs automatically shall be immediately and irrevocably forfeited without compensation on the date that Recipient’s affiliation with the Company or any Affiliate as an employee, director or consultant terminates, or if Recipient is an employee or director of an Affiliate and such entity ceases to be an Affiliate, whether by Committee action or otherwise, on the date such entity ceases to be an Affiliate.

4. ACCELERATION OF VESTING UPON DEATH OR PERMANENT DISABILITY. If Recipient is an employee, director or consultant of the Company or an Affiliate and ceases to be affiliated with the Company or any Affiliate as a result of Recipient’s death or Permanent Disability, or if Recipient’s death or Permanent Disability occurs following a Special Retirement, all of the RSUs shall become fully vested.

5. CONTINUATION OF VESTING UPON SPECIAL RETIREMENT.

a) If Recipient is an Executive Officer and Recipient’s affiliation with the Company or any Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (iii) of the definition of the term “Special Retirement” in Section 1 above, or if Recipient is a director of the Company and Recipient’s affiliation with the Company or any Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (iv) of the definition of the term “Special Retirement” in Section 1 above, any unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above.

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b) If, after the first anniversary of the Grant Date, Recipient’s affiliation with the Company or an Affiliate terminates as a result of Recipient’s Special Retirement in accordance with the provisions of subsection (i) or (ii) of the definition of the term “Special Retirement” in Section 1 above, the remaining unvested RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above.

c) Notwithstanding the foregoing clauses (a) and (b), all unvested RSUs shall be immediately and irrevocably forfeited in the event that Recipient violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate or breaches his or her other contractual or legal obligations to the Company or an Affiliate, including the non-solicitation obligations set forth in Section 13 of this Agreement.

d) If Recipient is eligible for Special Retirement at the time of a Fundamental Transaction or is continuing to vest following Special Retirement under the foregoing clause (a) or (b), any unvested RSUs shall be treated as provided in the Plan, but the resulting consideration shall only be paid on the date the RSUs would have vested if a Fundamental Transaction had not occurred, unless the RSUs are terminated in a manner compliant with Section 409A.

6. TAX MATTERS

a) Tax Withholding. If the Company or an Affiliate is required to withhold any federal, state, local or other taxes upon the vesting or any acceleration of vesting of the RSUs, or any issuance of Common Stock or otherwise under this Agreement, Recipient authorizes the Company to withhold a sufficient number of shares of Common Stock issuable upon settlement of the RSUs at the then current Fair Market Value (as defined in the Plan) to meet the withholding obligation based on the minimum rates as required and/or permitted by law. Recipient further authorizes the Company, in the Company’s sole discretion, to sell a sufficient number of shares of Common Stock on behalf of Recipient to satisfy such obligations, accept payment to satisfy such obligations in the form of cash or delivery to the Company of shares of Company stock already owned by Recipient, withhold amounts from Recipient’s compensation, or any combination of the foregoing or other actions as may be necessary or appropriate to satisfy any such tax withholding obligations as permitted by law.

b) Section 409A.

(i) This Award is intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A to the maximum extent possible. To the extent Section 409A is applicable to this Award, this Award is intended to comply with Section 409A and to be interpreted and construed consistent with such intent.

(ii) With respect to any Recipient who is eligible for Special Retirement, this Award is intended to be paid on fixed payment dates under Sections 3 and 5 of this Agreement and such payments may not be accelerated except as set forth in Section 5(b) hereof or otherwise to the extent permitted under Section 409A.

(iii) Without limiting the generality of the foregoing, if Recipient is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of

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Recipient’s termination of service at a time when this Award pursuant its terms would be settled, then to the extent required in order to comply with Section 409A, shares of Common Stock that would be issued under this Award (or any other amount due hereunder) at such termination of service shall not be issued before the earlier of (x) the date that is six months following the Recipient’s termination of employment and (y) the date of the Recipient’s death.

(iii) For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Recipient’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A.

7. RIGHTS, RESTRICTIONS AND LIMITATIONS. All shares of Common Stock issued to Recipient pursuant to this Agreement are subject to the rights, restrictions and limitations set forth in the Company’s Restated Certificate of Incorporation. Recipient shall not have the rights of a stockholder until Shares, if any, are issued on or following the applicable vesting date.

8. RESTRICTIONS UNDER SECURITIES LAW. The issuance of RSUs and the shares of Common Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

9. EMPLOYMENT AT WILL.

a) If Recipient is an employee or consultant of the Company or an Affiliate, such employment or affiliation is not for any specified term and may be terminated by employee or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of the RSUs pursuant to the schedule set forth in Section 3 herein), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon Recipient any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate Recipient at will and without regard to any future vesting opportunity that Recipient may have.

b) Recipient acknowledges and agrees that the right to continue vesting in the RSUs pursuant to the schedule set forth in Section 3 is earned only by continuing as an employee or consultant at the will of the Company or as a director (not through the act of being hired, being granted RSUs or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Recipient acknowledges and agrees that such a reorganization could result in the termination of Recipient’s relationship as an employee or consultant to the Company or an Affiliate, or the termination of Affiliate status of Recipient’s employer and the loss of benefits available to Recipient under this Agreement, including but not limited to, the termination of the right to continue vesting the RSUs under this Agreement.

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10. INCORPORATION OF PLAN. The RSUs granted hereby are granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

11. RECOUPMENT OF AWARDS. The Human Resources and Compensation Committee of the Company’s Board of Directors adopted a recoupment policy on June 18, 2009 (the “Policy”), that may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the compensation was originally based. The Policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of the Company’s financial results. Recipient acknowledges and agrees that the Policy applies to RSUs and that any payments or issuances of Common Stock with respect to RSUs are subject to recoupment pursuant to the Policy, including any amendments to the Policy and any recoupment obligations imposed by applicable law or regulation. This Agreement shall be deemed to include the restrictions imposed by the Policy.

12. COPIES OF PLAN AND OTHER MATERIALS. Recipient acknowledges that Recipient has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company. Recipient acknowledges that a copy of the Policy referenced in Section 11 is available on the Company’s intranet, and is also available upon written or telephonic request to the Company.

13. NON-SOLICITATION.

a) Solicitation of Employees. Recipient agrees that, both while employed by the Company or an Affiliate and for one year afterward, Recipient will not solicit or attempt to solicit any employee of the Company or an Affiliate to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or an Affiliate. The foregoing obligations apply to both the Recipient’s direct and indirect actions, and apply to actions intended to benefit Recipient or any other person, business or entity.

b) Solicitation of Customers. Recipient agrees that, for one year after termination of employment with the Company or an Affiliate, Recipient will not participate in any solicitation of any customer or prospective customer of the Company or an Affiliate concerning any business that:

(i) involves the same programs or projects for that customer in which Recipient was personally and substantially involved during the 12 months prior to termination of employment; or

(ii) has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by the Company or an Affiliate

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in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or an Affiliate to that customer or potential customer, in which Recipient was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or an Affiliate provides (or may reasonably provide) goods or services.

c) Remedies. Recipient acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 13 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company or an Affiliate will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

14. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter, provided, however, that if Recipient and the Company are parties to an existing written agreement addressing the subject matter of Section 13, such agreement shall control with respect to such subject matter until the termination thereof, at which time Section 13 shall control. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees and personal representatives of Recipient. The parties hereby agree that should any portion of this Agreement be judicially held to be invalid, unenforceable, or void, such portion shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as is then in effect.

15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

16. NOTICE OF RESTRICTION. The parties agree that any book entry representing the RSUs granted hereunder may contain a legend, or notation as the case may be, indicating that such RSUs are subject to the restrictions of this Agreement.

17. ACKNOWLEDGMENT. Recipient acknowledges that the RSUs constitute full and adequate consideration for Recipient’s obligations under this Agreement, the acceptance of the RSUs constitutes an unequivocal acceptance of this Agreement and any attempted modification or deletion will have no force or effect on the Company’s right to enforce the terms and conditions stated herein.

By accepting the RSUs, you agree to all of the terms and conditions set forth above and in the Plan.

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Exhibit A-3

LEIDOS HOLDINGS, INC.

2006 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

BY ACCEPTING THE OPTION DESCRIBED IN THIS AGREEMENT, YOU VOLUNTARILY AGREE TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND IN THE PLAN.

Leidos Holdings, Inc., a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its Common Stock, $0.0001 par value per share, (“Stock”), to the participant named in the Grant Summary (as defined below) (“Optionee”). Certain specific details of the award of this Option, including Option Shares, Option Price and Grant Date, may be found in the Grant Summary and are hereby incorporated by reference into this Agreement. The terms and conditions of the Option are set forth in this Agreement and in the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

1. DEFINITIONS. The following terms shall have the meanings as defined below. Capitalized terms used herein and not defined shall have the meanings attributed to them in the Plan.

“Administrator” shall have the meaning as defined in the Plan.

“Affiliate” shall mean a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

“Cause” shall have the meaning as defined in the Plan.

“Committee” shall have the meaning as defined in the Plan.

“Executive Officer” shall mean an officer of the Company designated as such for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning as defined in Section 3 below.

“Fair Market Value” shall have the meaning as defined in the Plan.

“Grant Date” shall mean the date of the award of this Option as set forth in the Grant Summary.

“Grant Summary” shall mean the summary of this award as reflected in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

“Option Price” shall mean the exercise price per Option Share applicable to this Option set forth in the Grant Summary.

“Option Shares” shall mean the number of shares of Stock issuable upon exercise of the Option as set forth in the Grant Summary.

“Permanent Disability” shall mean the status of disability determined conclusively by the Committee based upon certification of disability by the Social Security Administration or upon such other proof as the Committee may require, effective upon receipt of such certification or other proof by the Committee.

“Special Retirement” shall mean: (i) retirement by the Optionee after reaching age 59 1⁄2 with at least ten (10) years of service with the Company or an Affiliate; or (ii) retirement by the Optionee after reaching age 59 1⁄2 and Optionee’s age plus years of service with the Company or an Affiliate equals at least 70; or (iii) if Optionee is an Executive Officer at the time of retirement, retirement after reaching the applicable mandatory retirement age by the Optionee, regardless of years of service with the Company or (iv) if the Optionee is a director of the Company, retirement by the Optionee either (A) after reaching the applicable mandatory retirement age at retirement or (B) at the end of a term of office if Optionee is not nominated for a successive term of office on account of the fact that Optionee would have reached the applicable mandatory retirement age during such successive term of office, regardless of years of service with the Company. For Special Retirement purposes, years of service shall mean the period of service determined conclusively by the Committee.

2. GRANT OF OPTION; NUMBER OF SHARES; OPTION PRICE. The Company hereby grants to Optionee an Option to purchase all or any part of the Option Shares at the Option Price.

3. TERM OF OPTION. This Option shall terminate upon the earlier to occur of: (i) seven (7) years from the Grant Date (the “Expiration Date”); or (ii) the expiration of the applicable period following the occurrence of any of the events specified in Section 5 hereof. The Company shall have no obligation to provide Optionee with notice of termination or expiration of this Option.

4. EXERCISE OF OPTION.

4.1 General Schedule of Vesting and Exercisability. Subject to the terms of the Plan and this Agreement, this Option shall vest and become exercisable in accordance with the following schedule:

a)	The Option may not be exercised in whole or in part at any time prior to the first- year anniversary of the Grant Date.

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b)	The Option may be exercised as to 25% of the Option Shares after the first-year anniversary of the Grant Date.

c)	The Option may be exercised as to an additional 25% of the Option Shares after the second-year anniversary of the Grant Date.

d)	The Option may be exercised as to an additional 25% of the Option Shares after the third-year anniversary of the Grant Date.

e)	The Option may be exercised as to the remaining 25% of the Option Shares after the fourth-year anniversary of the Grant Date.

If the application of the foregoing vesting schedule results in a fraction of an Option Share becoming exercisable, such fractional share shall be deemed not to be exercisable. However, the rights to exercise the Option, as specified in the preceding schedule, shall be cumulative so that 25% of the Option Shares shall be exercisable after the first-year anniversary of the Grant Date; 50% of the Option Shares shall be exercisable after the second-year anniversary of the Grant Date; 75% of the Option Shares shall be exercisable after the third-year anniversary of the Grant Date; and 100% of the Option Shares shall be exercisable after the fourth-year anniversary of the Grant Date. Optionee may purchase all, or from time to time, any part of the maximum number of Option Shares which are then exercisable. Except as set forth in Section 4.4 below, this Option shall be exercisable only by Optionee.

4.2 General Terms of Exercise. Subject to the terms of the Plan and this Agreement, the Option shall be exercised pursuant to procedures established by the Committee, which may include electronic or voice procedures as may be specified by the Committee and which may include a requirement to acknowledge this Agreement prior to exercise. Acceptable forms and methods of payment to exercise the Option may include (i) by cashier’s check, money order or wire transfer; (ii) by a cashless exercise procedure; or (iii) by tendering shares of Common Stock of the Company acceptable to the Committee valued at their Fair Market Value as of the date of exercise.

4.3 Treatment of Special Retirement.

a)	If Optionee is an Executive Officer and has met the provisions of subsection (iii) of the definition of the term “Special Retirement” in Section 1 above, or if Optionee is a director of the Company and has met the provisions of subsection (iv) of the definition of the term “Special Retirement” in Section 1 above, the right to exercise this Option shall continue to vest and be exercisable in accordance with the schedule set forth in Section 4.1 above.

b)	If Optionee has met the provisions of subsection (i) or (ii) of the definition of the term “Special Retirement” in Section 1 above, the right to exercise this Option shall continue to vest and be exercisable in accordance with the schedule set forth in Section 4.1 above, but only if Optionee has held this Option at least twelve (12) months prior to the date of such Special Retirement.

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4.4 Treatment of Death or Permanent Disability. Notwithstanding anything to the contrary herein, if Optionee is an employee, director or consultant of the Company or an Affiliate and ceases to be affiliated with the Company or any Affiliate as a result of Optionee’s death or Permanent Disability, or if Optionee’s death or Permanent Disability occurs following a Special Retirement, any unvested portion of this Option shall accelerate and become fully exercisable. Following Optionee’s death, this Option may be exercised only by the executor or administrator of the Optionee’s estate or, if there is none, the person entitled to exercise the Option under Optionee’s will or the laws of descent and distribution. Following Optionee’s termination of affiliation as a result of Optionee’s Permanent Disability, if a guardian or conservator has been appointed to act for Optionee and been granted this authority as part of that appointment, that guardian or conservator may exercise this Option on behalf of Optionee.

4.5 Treatment of Leave of Absence. If Optionee is an employee of the Company or an Affiliate and is on a leave of absence pursuant to the terms of the Company’s Administrative Policy No. SH-1 “Working Hours and Absences” or similar policy maintained by an Affiliate, as such policies may be revised from time to time, Optionee shall not, during the period of such absence be deemed, by virtue of such absence alone, to have terminated Optionee’s employment. Optionee shall continue to vest in this Option during any approved medical or military leave of absence. Medical leave shall include family or medical leaves, workers’ compensation leave, or pregnancy disability leave. For all other leaves of absence, this Option will vest only during active employment and shall not vest during a leave of absence, unless required under local law. However, if Optionee returns to active employment with the Company or an Affiliate following such a leave, this Option will be construed to vest as if there had been no break in active employment. During any leave of absence, Optionee shall have the right to exercise the vested portion of this Option provided that such exercise occurs prior to the Expiration Date.

5. TERMINATION OF OPTION; EVENTS IMPACTING ABILITY TO EXERCISE OPTION.

5.1 Termination of Affiliation. If Optionee is an employee, director or consultant of the Company or an Affiliate and ceases to be affiliated with the Company or an Affiliate for any reason other than death, Special Retirement, Permanent Disability or Cause, Optionee may exercise this Option within the ninety (90) day period following such cessation of affiliation, but only to the extent that this Option was exercisable at the date of such cessation of affiliation and Optionee’s rights to exercise the Option have not been suspended as of the date of such cessation of affiliation. This Option shall terminate on the earlier to occur of the expiration of such ninety (90) day period or the Expiration Date.

5.2 Termination for Cause. If Optionee is an employee, director or consultant of the Company or an Affiliate and is terminated for Cause as determined by the Administrator of the Plan, this Option and all of Optionee’s rights with respect thereto shall immediately terminate on the date of such termination.

5.3 Termination for Breach of Obligation. Notwithstanding the right of Optionee to continued vesting upon Special Retirement under Section 4.3 above, the Company shall have the right to terminate the unvested portion of this Option at any time if Optionee violates the terms of his or her inventions, copyright and confidentiality agreement with the Company or an Affiliate or breaches his or her other contractual or legal obligations to the Company or an

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Affiliate, including the non-solicitation obligations set forth in Section 12 of this Agreement (“Breach of Obligation”). If the Company terminates the unvested portion of this Option during Special Retirement as a result of Optionee’s Breach of Obligation, Optionee may exercise this Option within the earlier of the ninety (90) day period following such termination or the Expiration Date, but only to the extent that this Option was exercisable at the date of such termination.

5.4 Termination of Unexercised Options. If any portion of the Option is not exercised by the earlier of: (i) the end of the applicable period specified in Sections 5.1, 5.2 or 5.3 or (ii) the Expiration Date, any such unexercised portion and all of Optionee’s rights with respect thereto shall terminate.

6. TAX WITHHOLDING. If the Company or any Affiliate is required to withhold any federal, state, local or other taxes upon the exercise of this Option, Optionee shall remit an amount sufficient to satisfy any applicable tax withholding requirement in a form of payment satisfactory to the Administrator or the Committee, which may include by cashier’s check, money order or wire transfer or by the Company’s withholding Stock issued upon exercise of this Option to pay the required withholding. If the Company withholds Stock, the Fair Market Value of the Stock withheld, as determined as of the date of withholding, shall not exceed the minimum rates required by law.

7. RESTRICTIONS UNDER SECURITIES LAW. All shares of Stock covered by this Agreement are subject to any restrictions which may be imposed under applicable state and federal securities laws and are subject to obtaining all necessary consents which may be required by, or any condition which may be imposed in accordance with, applicable state and federal securities laws or regulations.

8. INCORPORATION OF PLAN. The Option granted hereby is granted pursuant to the Plan, all the terms and conditions of which are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency between the terms and conditions contained herein and those set forth in the Plan, the terms and conditions of the Plan shall prevail.

9. RECOUPMENT OF AWARDS. The Human Resources and Compensation Committee of the Company’s Board of Directors adopted a recoupment policy on June 18, 2009 (the “Policy”), that may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the compensation was originally based. The Policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of the Company’s financial results. Optionee acknowledges and agrees that the Policy applies to the Option and that any payments or issuances of Stock with respect to the Option are subject to recoupment pursuant to the Policy. This Agreement shall be deemed to include the restrictions imposed by the Policy.

10. EMPLOYMENT AT WILL.

10.1 If Optionee is an employee or consultant of the Company or an Affiliate, such employment or affiliation is not for any specified term and may be terminated by employee or by

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the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the right to exercise this Option pursuant to the schedule set forth in Section 4 herein), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall (i) confer upon Optionee any right to continue in the employ of, or affiliation with, the Company or an Affiliate, (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation, (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan or (iv) deprive the Company of the right to terminate Optionee at will and without regard to any future vesting opportunity that Optionee may have.

10.2 Optionee acknowledges and agrees that the right to exercise this Option pursuant to the schedule set forth in Section 4 is earned only by continuing as an employee or consultant at the will of the Company or as a director (not through the act of being hired, being granted this Option or any other Option, award or benefit or acquiring shares hereunder) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Optionee acknowledges and agrees that such a reorganization could result in the termination of Optionee’s relationship as an employee or consultant to the Company or an Affiliate, or the termination of Affiliate status of Optionee’s employer and the loss of benefits available to Optionee under this Agreement, including but not limited to, the termination of the right to exercise the Options under this Agreement.

11. COPIES OF PLAN AND OTHER MATERIALS. Optionee acknowledges that Optionee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, electronically from the Company. Optionee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Company. Optionee acknowledges that copies of the Company’s policies referenced in this Agreement, including the Policy, are available on the Company’s intranet, and are also available upon written or telephonic request to the Company.

12. NON-SOLICITATION.

12.1 Solicitation of Employees. Optionee agrees that, both while employed by the Company or an Affiliate and for one year afterward, Optionee will not solicit or attempt to solicit any employee of the Company or an Affiliate to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company or an Affiliate. The foregoing obligations apply to both the Optionee’s direct and indirect actions, and apply to actions intended to benefit Optionee or any other person, business or entity.

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12.2 Solicitation of Customers. Optionee agrees that, for one year after termination of employment with the Company or an Affiliate, Optionee will not participate in any solicitation of any customer or prospective customer of the Company or an Affiliate concerning any business that:

a)	involves the same programs or projects for that customer in which Optionee was personally and substantially involved during the 12 months prior to termination of employment; or

b)	has been, at any time during the 12 months prior to termination of employment, the subject of any bid, offer or proposal activity by the Company or an Affiliate in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company or an Affiliate to that customer or potential customer, in which Optionee was personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company or an Affiliate provides (or may reasonably provide) goods or services.

12.3 Remedies. Optionee acknowledges and agrees that a breach of any of the promises or agreements contained in this Section 12 will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company or an Affiliate will be entitled to injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.

13. MISCELLANEOUS. This Agreement contains the entire agreement between the parties with respect to its subject matter, provided, however, that if Optionee and the Company are parties to an existing written agreement addressing the subject matter of Section 12, such agreement shall control with respect to such subject matter until the termination thereof, at which time Section 12 shall control. This Agreement shall be binding upon and shall inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs, legatees, and personal representatives of Optionee. The parties hereby agree that should any portion of this Agreement be judicially held to be invalid, unenforceable, or void, such portion shall be construed by limiting and reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as is then in effect.

14. ACKNOWLEDGMENT. Optionee acknowledges that the Option constitutes full and adequate consideration for Optionee’s obligations under this Agreement, accepting the Option constitutes an unequivocal acceptance of this Agreement and any attempted modifications or deletions will have no force or effect upon the Company’s right to enforce the terms and conditions stated herein.

15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to such state’s principles of conflict of laws.

By accepting the Option, you agree to all of the terms and conditions set forth above and in the Plan.

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Exhibit B

RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS

1. This Release of All Claims and Potential Claims (“Release”) is entered into by and between Roger A. Krone (“Executive”) and Leidos Holdings, Inc. (hereinafter the “Company”). Executive and the Company have previously entered into an Employment Agreement dated as of June 30, 2014 (“Employment Agreement”). In consideration of the promises made herein and the consideration due Executive under the Employment Agreement, this Release is entered into between the parties.

2. (a) The purpose of this Release is to settle completely and release the Company, and in their capacities as such, its individual and/or collective officers, directors, stockholders, agents, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, employees (including all former employees, officers, directors, stockholders and/or agents), attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (referred to collectively as “Releasees”) in a final and binding manner from every claim and potential claim for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, that Executive has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, but excluding any rights or benefits to which Executive is entitled under the Employment Agreement, any rights to indemnifications or directors and officers liability insurance, any rights as an equity holder and any vested benefits.

(b) This is a compromise settlement of all such claims and potential claims, known or unknown, and therefore this Release does not constitute either an admission of liability on the part of Executive and the Company or an admission, directly or by implication, that Executive and/or the Company, its subsidiaries, affiliates or predecessors, have violated any law, rule, regulation, contractual right or any other duty or obligation. The parties hereto specifically deny that they have violated any law, rule, regulation, contractual right or any other duty or obligation.

(c) This Release is entered into freely and voluntarily by Executive and the Company solely to avoid further costs, risks and hazards of litigation and to settle all claims and potential claims and disputes, known or unknown, in a final and binding manner.

3. For and in consideration of the promises and covenants made by Executive to the Company and the Company to Executive, contained herein, Executive and the Company have agreed and do agree as follows:

(a) Except for the exclusions noted in Section 2(a) above, Executive waives, releases and forever discharges Releasees from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that he has or may have against Releasees arising out of, relating to or resulting from any events occurring prior to the execution of this Release, including but not limited to any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 but excluding any rights or benefits to which Executive is entitled under the Employment Agreement. In addition, this Release does not cover, and nothing in this Release shall be construed to cover, any claim that cannot be so released as a matter of applicable law.

(b) Executive agrees that he will not directly or indirectly institute any legal proceedings against Releasees before any court, administrative agency, arbitrator or any other tribunal or forum whatsoever by reason of any claims and potential claims for relief, causes of action and liabilities of any and every kind, nature and character whatsoever, known or unknown, arising out of, relating to or resulting from any events occurring prior to the execution of this Release, that is released herein, including but not limited to any claims and potential claims for relief, causes of action and liabilities arising out of, relating to or resulting from the employment relationship between Executive and the Company and its subsidiaries, affiliates and predecessors, and/or the termination of that relationship including any and all claims and rights under the Age Discrimination in Employment Act.

(c) Executive is presently unaware of any injuries that he may have suffered as a result of working at the Company or its subsidiaries, affiliates or predecessors, and has no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, Executive waives and releases any right to proceed against the Company or its subsidiaries, affiliates or predecessors, for such a claim. Executive also waives any right to bring any disability claim against the Company or its subsidiaries, affiliates or predecessors, or its or their carriers.

4. Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Release, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding before an arbitrator appointed by the Judicial Arbitration and Mediation Service. Section 15 of the Employment Agreement shall apply to any such arbitration.

5. It is further understood and agreed that Executive has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to Federal, State or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that he will be solely liable for all of his tax obligations. Executive understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to him and/or his attorney in connection with this Release to federal and state taxing authorities. Executive waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.

6. Executive acknowledges that he has read, understood and truthfully completed the Business Ethics and Conduct Disclosure Statement attached hereto as Exhibit B.

7. It is further understood and agreed that, except as provided in Section 15 of the Employment Agreement, Releasees and/or their attorneys shall not be further liable either jointly and/or severally to Executive and/or his attorneys individually or collectively for costs and/or attorney’s fees, including any provided for by statute, nor shall Executive and/or his attorneys be liable either jointly and/or severally to the Company and/or its attorneys individually and/or collectively for costs and/or attorneys’ fees, including any provided for by statute.

8. Executive understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

9. Executive understands and agrees that there is a risk that the damage and/or injury suffered by Executive may become more serious than he now expects or anticipates. Executive expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

10. Executive understands and agrees that if he hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, he has released herein, Executive agrees to pay Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit.

11. It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of Releasees and their successors, assigns, agents and/or representatives.

12. This Release shall be construed in accordance with and governed for all purposes by the laws of the State of Virginia.

13. Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.

14. Executive and Releasees waive all rights under Section 1542 of the California Civil Code, which section has been fully explained to them by their respective legal counsel and which they fully understand, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

15. Notwithstanding anything in this Agreement to the contrary, Executive does not waive, release or discharge any rights to indemnification for actions occurring through his affiliation with the Company or its subsidiaries, affiliates or predecessors, whether those rights arise from statute, corporate charter documents or any other source nor does Executive waive, release or discharge any right Executive may have pursuant to any insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors.

16. If any part of this Agreement is found to be either invalid or unenforceable, the remaining portions of this Agreement will still be valid.

17. This Agreement is intended to release and discharge any claims of Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows: (a) Executive acknowledges that he has read and understands the terms of this Agreement; (b) Executive acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Agreement and has received all advice he deems necessary concerning this Agreement; (c) Executive acknowledges that he has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily; and (d) for a seven day period following the execution of this Agreement, Executive may revoke this Agreement by delivering a written revocation to at the Company and this Agreement shall not become effective and enforceable until the revocation period has expired.

18. Executive acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

19. This Agreement is to be interpreted without regard to the draftsperson. The terms and intent of the Agreement shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

20. This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Employment Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

IN WITNESS WHEREOF, Executive and the Company have executed this Release each as of the date indicated below.

EXECUTIVE

Roger A. Krone

LEIDOS HOLDINGS, INC.

By:

Name:
Title:

Exhibit C

DESIGNATED COMPANIES

Accenture

Booz Allen Hamilton

CACI International, Inc.

CH2M HILL Companies, Ltd.

Excelis Inc.

DRS Technologies, Inc.

Tetra Tech, Inc.

URS Corporation

IT and Service Segments only:

Boeing

General Dynamics

Lockheed Martin

Northrop Grumman